Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Entity	Jurisdiction of Organization
ARIS Operating Partnership L.P.	Delaware
ARIS CMBS, LLC	Delaware
ARIS Mortgage Lending, LLC	Delaware
ARIS Real Assets, LLC	Delaware